Exhibit 10.87

AGRICULTURAL LEASE OF 624 GROSS ACRES OF

MACADAMIA ORCHARDS

THIS AGREEMENT OF AGRICULTURAL LEASE (this “Lease”) is made and entered into this 21st day of September, 1981, by and between INTERNATIONAL AIR SERVICE COMPANY, LTD. a corporation organized under the laws of the State of California and qualified to do business in the State of Hawaii (herein called “Owner”), and MAUNA LOA MACADAMIA NUT CORPORATION, a Hawaii corporation (herein called “Mauna Loa”),

WITNESSETH:

WHEREAS, the Owner has acquired from Mauna Loa Three Hundred Fifty-Four (354) tree acres of developed macadamia orchards and an additional approximate One Hundred Twenty-Eight (128) acres to be developed into macadamia orchards, plus additional acres which will not be developed as macadamia orchards. All of such land totals approximately Five Hundred Seventy Two (572) acres and is located at Ka’u, County and State of Hawaii, and is more particularly described in Exhibit “A”, attached hereto and made a part hereof, and is hereinafter called the “Owner’s Land”;

WHEREAS, the Owner desires to enter into this Agricultural Lease of Owner’s Land to Mauna Loa for the purposes of Mauna Loa’s farming an existing macadamia orchard thereon and the development of new macadamia nut orchards on a portion thereof, the rentals for which will be measured by the value of the macadamia nuts produced thereon, offset by reimbursable farming and development costs, all as set forth in this Lease.

NOW THEREFORE, the Owner, for and in consideration of the rentals hereinafter reserved and of the covenants and conditions herein contained and on the part of Mauna Loa to be observed and performed, does hereby demise and lease unto Mauna Loa, and Mauna Loa does hereby lease and hire from the Owner, the property described in Exhibit “A” attached hereto and made a part hereof;

TO HAVE AND TO HOLD said demised premises, together with all improvements, tenements, rights, easements, privileges and appurtenances thereunto belonging or appertaining thereto for the term and upon the rent hereinbelow provided.

SECTION 1.

Lease Term and Rentals

This Lease shall commence and take effect September 21st, 1981, and (unless sooner terminated as hereinafter provided in Section 10) shall continue in full force and effect for ninty-nine (99) years thereafter. The lease rentals shall be measured by the value of macadamia nuts produced on the premises minus offsets for reimbursable farming and development costs, in addition to all of the other terms and conditions of this Lease. This Lease shall be interpreted under the laws of the State of Hawaii.

SECTION 2.

Orchard Development Services to be Performed by Mauna Loa on the Undeveloped Approximate 128 Acres to be Converted to Macadamia Orchards.

2.1                       Clearing and Leveling.  As soon as practicable following the signing of this Lease, Owner in consultation with Mauna Loa (or Mauna Loa at Owner’s request in which event all costs thereof shall be treated as Reimbursable Costs as defined in accordance with Section 4 hereof) shall clear and level the developable approximate One Hundred Twenty-Eight (128) acres of Owner’s Land in such a manner as may be deemed by Mauna Loa to be the most advisable for the establishment of macadamia orchards thereon.

2.2                       Windbreaks and Field Roads.  As soon as practicable following the clearing and leveling of Owner’s Land, Mauna Loa shall plant such windbreak trees as are required.

If Owner requests Mauna Loa to grow windbreak trees, all costs associated therewith shall be treated as Reimbursable Costs. If Owner purchases windbreak trees from

Mauna Loa (or other sources) for planting by Mauna Loa, the purchase price shall not be treated as a Reimbursable Cost. Provided, however, all planting costs shall be treated as Reimbursable Costs. As soon as practicable following the clearing and leveling of Owner’s Land, Owner in consultation with Mauna Loa (or Mauna Loa at Owner’s request in which event all costs thereof shall be treated as Reimbursable Costs) shall install such field roads as may be reasonably necessary for the conduct of its operations in the management of Owner’s Land and to provide Owner reasonable access at places Owner selects.

2.3                       Purchase of Macadamia Trees.  Mauna Loa will make available to Owner grafted trees of Mauna Loa’s recommended commercial varieties, field ready to be planted (approximately Ninety-Seven (97) trees to the net tree acre). Owner shall pay to Mauna Loa Three Dollars ($3.00) per tree through the year 1982, which price shall be increased Ten Percent (10%) per year cumulatively thereafter from year to year with 1982 as the base year. The purchase price shall not be treated as a Reimbursable Cost but all planting costs shall be treated as Reimbursable Costs.

Owner recognizes that, due to unpredictable climatic conditions and the normal agricultural risks involved, the amount of tree mortality and the number of replants necessary is uncertain, as are the yields from the orchard. Except as provided elsewhere herein, Mauna Loa gives no warranties or guaranties whatsoever concerning the amount of tree mortality and number of replants that are necessary, or the yields from the orchards.

2.4                       Macadamia Planting.  As soon as practicable following the clearing and leveling of Owner’s Land, Mauna Loa shall prepare Owner’s Land for planting and shall plant grafted macadamia nut trees of such variety or varieties of root stock and scion wood in accordance with proven sound agricultural practices used by Mauna Loa in its own orchards. Mauna Loa shall plant approximately Ninety-Seven (97) macadamia nut trees to the acre. The planting costs shall be treated as Reimbursable Costs. The cost of any macadamia nut trees or windbreak trees which are replants during the term of this Lease, shall be charged to Owner at the Mauna Loa then market value of such trees without mark-up at the time that they are planted and at no charge if the replanting is required because of Mauna Loa’s error.

SECTION 3.

Irrigation, Orchard Care, etc.

3.1                       Installation of Extended Irrigation System.

(A)                    As part of the consideration for Owner’s execution of this Lease, Mauna Loa hereby agrees to install in accordance with sound irrigation practices for macadamia nut orchards and at Mauna Loa’s sole cost and expense (subject to the provisions of subsection (C) below), an extension to the existing primary water irrigation distribution system (the “Extended Primary

System”) capable of supplying a maximum aggregate annual requirement of Seventy-Seven Million (77,000,000) gallons (the “Maximum Requirement”) as described in Alternative IV of Exhibit “D” attached hereto, to in-field irrigation systems located on Owner’s Land as described below. Except for water shortages caused by nature and not by matters within the control of Mauna Loa or Kau’ Sugar Company, Inc., (“Ka’u Sugar”), Mauna Loa agrees to supply said Seventy-Seven Million (77,000,000) gallons of water to Owner from the Palima Well. The Extended Primary System shall consist of all equipment and materials required to make it operable, including but not limited to a lift station, a filter station and a water pipeline capable of supplying the Maximum Requirement. The Extended Primary System shall be located on Owner’s Land so as to serve in-field irrigation systems on such Land.

(B)                      As a part of the consideration for Owner’s execution of this Lease, Mauna Loa hereby agrees to install in accordance with sound irrigation practices for macadamia nut orchards and at Mauna Loa’s sole cost and expense (subject to the provisions of subparagraph (C) above), an in-field drip water irrigation distribution system (the “In-Field System”) to supply water to Two Hundred Forty (240) tree acres of orchards as described on Exhibit “B”, Forty (40)

acres of which are already in place. Except for water shortages caused by nature and not by matters within the control of Mauna Loa or Ka’u Sugar, Mauna Loa agrees to supply water to Owner to support the In-Field System and other irrigation systems installed by Owner up to the Maximum Requirement. The In-Field System shall be installed in accordance with sound irrigation practices for macadamia nut orchards.

(C)                      Notwithstanding the provisions of subparagraph (A) and (B) above, it is presently estimated by the parties that the cost of the Extended Primary System will be Eighty-One Thousand Dollars ($81,000) and that the cost of the In-Field System will be One Hundred and Nine Thousand Dollars ($109,000) for an aggregate total of One Hundred Ninety Thousand Dollars ($190,000). The cost of the In-Field System will be borne by Mauna Loa at its sole cost and expense and was included in the purchase price for Owner’s Land. The cost of the Extended Primary System will initially be borne by Mauna Loa at its sole cost and expense but a depreciation charge (provided for below) will be assessed to Owner by Mauna Loa for the Extended Primary System. The aggregate total of One Hundred Ninety Thousand Dollars ($190,000) does not include any of the prior expenditures by Mauna Loa on the existing in-field system on the Forty (40) acres of Owner’s Land. All costs in excess of One Hundred Ninety

Thousand Dollars ($190,000) shall be paid by Mauna Loa but borne equally by Owner and Mauna Loa. Owner’s share of such costs will not be a Reimbursable Cost and Mauna Loa’s share will be depreciated in the same manner as the Extended Primary System. Any additional in-field irrigation systems installed by Owner on the approximate One Hundred Twenty-Eight (128) acres of developable land shall be paid for by Owner at its sole cost and expense. If Owner requests Mauna Loa to install such in-field systems, the cost of such shall be paid by Owner as a Reimbursable Cost. If any extension to the Extended Primary System is required as a result of the installation of such additional in-field systems, the costs of such extensions shall be paid by Mauna Loa but such costs shall be depreciated and assessed to Owner in the same manner as the Extended Primary System. The Extended Primary System and extensions to the Extended Primary System, if any, shall be and remain the sole property of Mauna Loa, along with any repairs or renewals of said systems. Upon written request of Mauna Loa, Owner agrees to grant Mauna Loa a non-exclusive easement as may be reasonably necessary to service said systems during the term of this Lease in a form similar to that certain Easement Agreement by and between the parties hereto dated September 12, 1979 and recorded on September 14,

1979 in Liber 13991 on page 781 of the records of the State of Hawaii Bureau of Conveyances.

(D)                     The Extended Primary System and the In-Field System shall be installed in accordance with plans approved by Owner, whose consent shall not be unreasonably withheld. The installation of said Systems for the Two Hundred and Forty (240) tree acres shall be completed no later than April 30, 1982.

(E)                       For a period of one (1) year after the installation of said Systems serving the Two Hundred Forty (240) tree acres, Mauna Loa shall at its sole cost and expense be responsible for maintaining and repairing said Systems serving the Two Hundred Forty (240) tree acres, but limited to defects caused by poor materials or workmanship. During that first year, Owner shall pay Owner’s pro rata share of operating and insurance premium costs as provided in Section 4 hereof. After the first year, the costs of operating, insurance premiums, maintenance and repair of said Systems serving the Two Hundred Forty (240) tree acres shall be at Owner’s expense in accordance with Section 4 hereof. Mauna Loa at its expense (subject to the pro rata charge provision above) shall carry reasonable amounts of insurance to insure the Extended Primary System and any extensions thereof against casualty loss.

(F)                       Depreciation on the estimated Eighty-One Thousand Dollars ($81,000) cost of the Extended Primary System plus Owner’s share of any additional construction costs of such System and any future extensions to said Extended Primary System (as provided for above) shall be amortized over a thirty (30) year period on a straight line basis and will be billed to Owner with the Five Percent (5%) mark-up provided for in Section 4.3 hereof, but with no other mark-ups assessments or upcharges. Except as provided above, there shall be no other depreciation charges by Mauna Loa to Owner other than the normal depreciation included in the equipment service charges provided for in Section 4.2(f) hereof.

(G)                      Mauna Loa hereby agrees to deliver water to Owner’s Land as described above during the term of this Lease (recognizing that normally irrigation is required for only four (4) or five (5) months per year on Owner’s Land) at no additional charge or cost to Owner, except as set forth above, subject to the exceptions set forth below. Owner recognizes that Mauna Loa is in no way guaranteeing this supply of water and is not responsible if, for reasons beyond Mauna Loa’s control, the supply is not available.

3.1.1.                   In the event of a water shortage due to natural causes and not to additional utilization of the water source by

Mauna Loa or persons authorized by Mauna Loa, such that Mauna Loa is unable to deliver to Owner the supply provided for above, Mauna Loa’s sole responsibility shall be to deliver to Owner, a pro rata share of water actually available (exclusive of any excess water sold to Owner under the terms of Section 3.1.6. below) based upon Owner’s percentage of use of water to the total amount of water used, measured in the year prior to shortage.

3.1.2.                          If a water shortage (other than shortage caused by Mauna Loa’s increased demand for water) can be alleviated by additional capital investment in the Palima Well, Owner shall share pro rata with Mauna Loa the amount of such investment on an actual acreage served basis at the time of such investment.

3.1.3.                          If for any reason, other than insufficiency of water supply as set forth above, Mauna Loa wishes to cease delivery of water from the Palima Well, Mauna Loa may, at its sole cost and expense (including all depreciation charges that would otherwise be charged to Owner), drill a well or wells and install all the appurtenances to a new irrigation system (including any necessary adjustments to the In-Field System) on Owner’s Land (and also including the 3,485 acre parcel described as TMK 9-6-13-06) at a location or locations to be mutually agreed upon by Owner and Mauna Loa pursuant to an easement to be granted by Owner. Neither parties’ agreement to such new location to be unreasonably withheld. The original Extended Primary System any extensions thereof and any replacement system, as provided for in this paragraph, shall remain the property of Mauna Loa throughout the term of this Lease and thereafter. Throughout the term of this Lease, Mauna Loa agrees not to remove this Extended Primary System and any extensions thereof and to continue to maintain said systems according to the provisions of this Lease. Upon the successful completion of such new well and the delivery of water therefrom to Owner’s Lands in the manner and amounts provided for in Section 3.1 above, Mauna Loa shall no longer be obligated to deliver water to Owner from the Palima Well system.

3.1.4.                          In the event Owner drills new wells independently of Mauna Loa on its lands mauka of the boundary line between TMK 9-6-13-04 & 05 and 9-6-13-06, Mauna Loa’s obligations to provide water to Owner’s Land from the Palima Well will immediately terminate.

3.1.5.                          In the event it is determined that the State of Hawaii (the “State”) owns the water which is the subject of this Lease and the State assesses a charge to Mauna Loa (or any other party from whom it obtains water) for utilization of the water, then Owner shall pay to Mauna Loa its pro rata share of such charge.

3.1.6.                          Water is provided by Mauna Loa to Owner under this Lease only for use in developing and maintaining macadamia orchards under this Lease. Owner and Mauna Loa recognize that the maximum obligation to deliver water as stated above in no way precludes Mauna Loa from making available to Owner, at Owner’s request and cost, excess water available in the Palima Well system only (over and above the present and future needs of C. Brewer and Company, Limited and all of its subsidiaries plus their contractual obligations) to serve other Owner requirements. Further, for its other requirements, Owner will have first call only on that water from the Palima Well system which is in excess to the present and future needs of C. Brewer and Company Limited (“C. Brewer”) and all of its subsidiaries plus their contractual obligations, except that Owner’s future requirements once established will have precedence to water prior to any new contractual obligations of C. Brewer or any of its subsidiaries which arise thereafter. Should water be sold by Mauna Loa to Owner from this system for purposes other than to irrigate macadamia orchards under this Lease , the cost of the water to Owner shall be determined by comparison with other agricultural water charges then current on the Island of Hawaii.

Mauna Loa has the obligation, subject to reimbursement as provided elsewhere in this Lease, throughout the term of this Lease to irrigate the orchards (if water is available under the terms of this Lease) and to maintain the in-field drip irrigation system at competitive cost.

3.2                       Orchard Care and Maintenance.  Mauna Loa shall conduct all such operations and perform all such services as shall be necessary in order to provide for the economical growth and yield of the Owner’s macadamia orchards in accordance with proven sound agricultural practices used by Mauna Loa in the planting, cultivation and harvesting of its own macadamia orchards and Owner agrees to follow Mauna Loa’s advice, including but limited to, the management of the following: ground cover, replanting, tree bracing, cultivation, weed control, pest control, fertilization, pruning, hedging, transplanting, branch disposal, irrigation, and soil and plant tissue analysis, and in order to provide for the protection of the planted acreage through the maintenance of such windbreaks as may be reasonably necessary for such purposes. Mauna Loa shall maintain at Owner’s expense such field roads as may be reasonably necessary for the conduct of its operations under Sections 3.2 and 3.3 hereof.

3.3                       Harvesting.  Mauna Loa shall conduct all such operations and perform all such services as shall be necessary, in accordance with proven sound harvesting practices used by Mauna Loa in its own macadamia orchards in the most economical manner which the terrain permits, and Owner agrees to follow Mauna Loa’s advice, in order to harvest macadamia nuts produced on Owner’s Land, and to transport such nuts to Mauna Loa’s receiving station at Ka’u for husking.

3.4                       Procurement and Employment of Equipment, etc.  Mauna Loa either now owns or from time to time shall procure in its own name and shall employ the use of all of such tools, supplies, materials and equipment as shall be reasonably necessary for the conduct of the operations and the performance of the services required to be conducted and/or performed hereunder by Mauna Loa, without any capital expenditure cost to the Owner except as herein specifically provided, or as mutually agreed to in the future.

3.5                       Employment of Personnel.  In the performance of its obligations hereunder Mauna Loa shall employ, train and supervise such personnel, as shall be reasonably necessary for the efficient conduct of the orchard operations as set forth herein. Nothing herein contained shall be construed to prohibit Mauna Loa from subcontracting to others any portion of the work required hereunder, if such work would normally be subcontracted for work in Mauna Loa’s own macadamia orchards. Mauna Loa, being fully responsible for the general management of Owner’s Land, shall have full authority over the performance of any such subcontract. However Mauna Loa may not subcontract its duties under this Lease in their entirety.

Mauna Loa shall comply with all requirements of federal and state law with respect to employment of personnel, including but not limited to all necessary insurance coverages under worker’s compensation laws. Mauna Loa shall indemnify and hold Owner harmless from and against any and all claims, obligations, liabilities or demands with respect to and arising out of the performance of Mauna Loa’s obligations under this Lease and the employment of Mauna Loa’s personnel and agents on Owner’s Land.

3.6                       Accounting.  At all times during the term of this Lease, Mauna Loa shall keep full and accurate accounts and complete records, in accordance with generally accepted accounting principles, showing all costs, advances, payments, expenditures and liabilities, and all other data which shall be necessary for the computation of the payments to be made by the Owner hereunder as hereinafter provided in Section 4 of this Lease. Mauna Loa shall cause such accounts and records to be audited annually by the independent auditor regularly employed by Mauna Loa and as soon as practicable following the end of each calendar year during the term of this Lease such auditor shall render to Mauna Loa a statement for the purpose of verifying the amount of the Reimbursable Costs (hereinafter defined) paid or incurred by Mauna Loa and the amount of fees payable to Mauna Loa with respect to such year. Upon its receipt of such statement, Mauna Loa shall deliver a copy thereof to the Owner and Owner shall have a period of One Hundred Eighty (180) days after its receipt thereof to raise objections with respect thereto. The auditor’s determination as to the amount of such Reimbursable Costs and fees shall be binding unless the Owner shall have made objections thereto in writing to Mauna Loa within such One Hundred Eighty (180) day period. Owner shall have the right to examine business records supporting the financial statements material to the matters set forth therein and to employ auditors to verify the financial statements submitted to it by Mauna Loa. In the event that errors are identified which result in the Owner having been overcharged or undercharged, there shall be an adjustement of such charges correcting such errors. Owner shall pay Mauna Loa interest at the rate of One Percent (1%) on any such undercharges to Owner. If there are overcharges by Mauna Loa which result in Owner having been overcharged by less than Two Percent (2%), Mauna Loa shall pay Owner interest at the rate of One Percent (1%) on such overcharge. If such overcharges are Two Percent (2%) or more, Mauna shall pay all reasonable expenses incurred by Owner in verifying such overcharges and shall also pay interest on such overcharges at a rate equal to Two Percent (2%) over the prime rate charged by Bank of Hawaii to its most credit-worthy customers.

3.7                       Home Office and Other Support Services and Facilities.  At all times during the term of this Lease, Mauna Loa shall provide such centralized office and other support services and facilities as may be necessary or appropriate in order to provide adequate support for all field operations hereunder, including without limitation of the generality of the foregoing, staff management, accounting, purchasing, industrial relations, engineering, agricultural, garage and warehouse services and facilities.

3.8                       Protection of Ownership.  At all times during the term of this Lease, Owner shall take any and all such actions as are customarily taken by a landowner in the husbanding of his property, including without limitation the making of surveys, the payment of taxes and assessments, the procurement of necessary permits and licenses, the insurance of properties (including trees), the insurance against liabilities, and the compliance with all laws, ordinances and governmental regulations relating to the ownership and/or use of the Owner’s Land. It is the intent of this Lease that Owner, not Mauna Loa, pay all of the expenses relating to such land and the orchards thereon. When requested by Owner, Mauna Loa shall assist Owner in the making of surveys, the processing of tax appeals, if any, and the procurement of necessary permits, licenses, insurance and other items which the Owner requires for the proper use of the Land for macadamia purposes.

3.9                       Additional Services.  From time to time during the term of this Lease, Mauna Loa shall perform any and all such additional services as may be reasonably requested in writing by the Owner and agreed upon in writing by Mauna Loa, at a cost to be agreed upon.

3.9.1.                Agricultural Practices.  In the performance of its obligations hereunder, Mauna Loa shall conduct all of its agricultural operations in accordance with proven sound agricultural practices used by Mauna Loa in its own macadamia orchards and Owner agrees to follow Mauna Loa’s advice. Owner recognizes that Mauna Loa gives no guarantees as to the yields from the orchards, except as may be specifically set forth herein. The agricultural risks associated with any growing crop and the natural risks in the area are recognized and assumed by Owner.

SECTION 4.

Reimbursement of Costs and Payment of Fees

4.1                       Reports and Payments.  The rental due from Mauna Loa to Owner shall be offset by (1) the Reimbursable Costs and the Management Fee due from Owner to Mauna Loa as set forth in this Section and (2) any monies past due to Mauna Loa from Owner under the note(s) or Mortgage dated September 21st, 1981 between the parties. Mauna Loa will furnish Owner unaudited reports reflecting the accrual of Reimbursable Costs and the Management Fee hereunder, monthly during the term of this Lease. Owner will pay these monthly amounts of Reimbursable Costs and the Management Fee within thirty (30) days of the date of each report, unless such Costs and Fee are not off-set by Mauna Loa when Mauna Loa pays its lease rentals to Owner as set forth above. Interest shall accrue against Owner at the rate of One Percent (1%) per month on any unpaid amounts.

4.2                       Reimbursable Costs.  The term “Reimbursable Costs” as used herein shall not include any capital expenditures made either by Mauna Loa or Owner (for which overhead, mark-ups and management fees shall be separately negotiated between the parties), except as otherwise provided for in this Lease, and shall mean the following costs incurred by Mauna Loa in connection with the performance of its obligations under this Lease.

(a)                             Direct hourly wages, overtime pay, payroll taxes, insurance and other fringe benefits paid with respect to personnel working under this Lease.

(b)                            Amounts paid for replanted windbreak and macadamia trees, unless such replanting is required because Mauna Loa failed to follow said proven sound agricultural or harvesting practices.

(c)                             Costs (including transportation costs) incurred for fertilizers, herbicides, fungicides, rodenticides and other materials, used on Owner’s Land.

(d)      Costs incurred for expendable tools and supplies.

(e)       “Costs” as defined in Sub-section 4.2(c) and (d) above shall be invoice cost plus a Five Percent (5%) up charge to cover costs of processing and filling orders and delivery of purchases (where not otherwise specifically invoiced) to Ka’u;

(f)       Service charges for the use of equipment employed on Owner’s Land, which shall be charged to Owner at the same rate customarily charged by Mauna Loa to other C. Brewer subsidiaries (this “inter-company rate” is currently equal to One Hundred Twenty-Five Percent (125%) of internal charge out rate);

(g)      Irrigation costs (subject to the provisions of Section 3.1 above relating to depreciation and other matters) incurred to operate, maintain and repair the Extended Primary System and any extensions thereof and the In-Field System. The payment for water delivered to Owner’s Land shall equal all costs of producing the water and pumping and delivering it to Owner’s Land. Provided, however, that the Twenty Percent (20%) Ka’u overhead charge described in Sub-section (h) below and the Five Percent (5%) Management Fee described in Section 4.3 below shall not be applied to the diesel fuel portion of such irrigation costs.

(h)                   Ka’u overhead which applies to each item (a) through (g) above - an allocation of Ka’u Facility overhead shall be made at the rate of Twenty Percent (20%) times total Reimbursable Costs;

(i)                       Costs which Mauna Loa may incur to repair damage which it caused deliberately or by gross negligence shall not constitute Reimbursable Costs.

(j)                       In the event that the State or any governmental agency imposes a sales tax or general excise tax on services rendered or supplies and materials provided, such tax shall become a Reimbursable Cost under this Lease.

(k)                    In no case, without prior coordination and concurrence of Owner, will Owner’s direct cost per acre, net of all percentage up charges as set forth in this Section 4, exceed One Hundred Ten Percent (110%) of Mauna Loa’s direct cost per acre in a given year for comparable orchards. Owner shall have reasonable rights to inspect Mauna Loa’s records to verify compliance with this provision.

4.3        Management Fee.  For each year of this Lease Owner shall pay to Mauna Loa, in accordance with monthly statements, a “Management Fee”, as compensation for services rendered hereunder and in payment for the sale of water hereunder, the amount of Five Percent (5%) of total Reimbursable Costs (as defined in Section 4.2 (a) through (h) above.

SECTION 5.

Rental Measured by Nuts Produced

5.1        Delivery and Acceptance of Crops.  As rental, Mauna Loa shall purchase, as set forth herein, from Owner all macadamia nuts produced on Owner’s Land. Mauna Loa shall deliver from time to time during the term of this Agreement to Mauna Loa’s Ka’u receiving station all in-husk macadamia nuts produced on Owner’s Land. Owner shall not be obligated hereunder to deliver to Mauna Loa, and Mauna Loa shall not be obligated hereunder to accept any macadamia crops other than those produced upon Owner’s Land. Title to the nuts and risk of loss shall pass from Owner to Mauna Loa at the time that Mauna Loa loads the in-husk nuts into Mauna Loa’s trucks for delivery to the Ka’u receiving station.

5.2        Husking, Weighing.

(a)     Husking.  After delivery to Mauna Loa at its Ka’u receiving station of each shipment of macadamia nuts hereunder, the total shipment shall be husked by Mauna Loa with the cost thereof paid by Owner as a Reimbursable Cost.

(b)     Weighing.  As soon as practicable following husking of the Owner’s macadamia nuts as aforesaid, Mauna Loa shall weigh the total shipment of the husked macadamia nuts in order to determine the wet-in-shell weight of the shipment. As hereinafter used, the term “shipment” shall mean all deliveries of macadamia nuts from the Owner to Mauna Loa during each day. In weighing the shipments, Mauna Loa from time to time shall employ such methods and procedures as will enable Mauna Loa with as much accuracy as may be reasonably practicable to ascertain the wet-in-shell weight of the nuts contained in shipment.

SECTION 6.

6.1 Payment of the Rental.

(a)       Payments.  Within thirty (30) days after the end of each calendar month during the term of this Lease in which the Owner has delivered one or more shipments of macadamia nuts to Mauna Loa hereunder, Mauna Loa shall furnish to the Owner a detailed statement evidencing the calculation of the rental payment to be made by Mauna Loa with respect to shipments delivered to Mauna Loa during such month. Rental payments shall be made within thirty (30) days after the end of the calendar month in which such shipments were delivered, if this amount exceeds the Reimbursable Costs and the Management Fee due from Owner to Mauna Loa under Section 4 hereof, and if there are not monies past due to Mauna Loa under the note(s) or mortgage dated September 21st, 1981. Interest shall accrue against Mauna Loa at the rate of One Percent (1%) per month on any unpaid amounts.

(b)      Purchase Price.  The purchase price per pound of wet-in-shell nut production shall consist of two elements. Sixty Percent (60%) of the price will be computed at Thirty-Seven Percent (37%) of the MAUNA LOA average wholesale list price as published in the MAUNA LOA Hawaii Wholesale Price List. Said List shall be sent to Owner, attention Controller, within a reasonable period of time after the publication of such List and prior to or concurrently with any invoices reflecting changes in such list. This wholesale price will be adjusted to convert kernel price to a wet-in-shell basis. Forty Percent (40%) of the price will be computed at the actual price paid as quoted in the current issue of “HAWAII MACADAMIA NUTS ANNUAL SUMMARY” published by the Hawaii Agricultural Reporting Service, for the most current crop year listed. Payments for each crop year will be adjusted after the average price for the entire year has been published. If the “HAWAII MACADAMIA NUTS ANNUAL SUMMARY” report is changed, discontinued, or otherwise not available, the best available industry recognized objective documentation will be substituted. Payments shall be computed using wet-in-shell weight net of defective nuts and kernels and price established as described in Exhibit “C”.

SECTION 7.

Sale of Nuts to Owner

7.1        Mauna Loa will make available for sale to Owner or one of its affiliates for delivery on the island of Hawaii, a maximum of One Hundred Forty Thousand (140,000) pounds of macadamia nut kernels per calendar year starting January 1, 1982 and continuing throughout the term of this Lease, for Owner’s development of the Mainland U.S. market. The form and source of the nuts (i.e. bulk kernels, nuts in cans or jars or in some product such as chocolate covered macadamia nuts or macadamia brittle) will be determined by Owner in subsequent direct contact with Mauna Loa marketing personnel and must be of a form available at the time of delivery each year, provided however that Mauna Loa shall give priority to Owner’s request for a particular form. Mauna Loa agrees to provide product under the Mauna Loa label but is willing to consider providing separate products and pricing under a private label, but agreement to do so will be subject to Mauna Loa’s reasonable determination of the propriety of such a decision at that time. The sale price from Mauna Loa to Owner or one of its affiliates will be at the market price at time of delivery of nuts to Owner. Market price is defined as the wholesale price as published in the Mauna Loa Hawaii Wholesale Price List. (Should Mauna Loa deliver to the Owner at another location outside of the State of Hawaii, the Price List for that geographical location will govern.) Each year Owner may buy all, part, or none of the supply that Mauna Loa makes available. Each year Owner shall notify Mauna Loa in writing of Owner’s decision by November 1st of the preceding year, and if such written notice is not received by Mauna Loa by November 1st of the preceding year it shall mean that Owner has elected to buy no nuts during that year. Mauna Loa retains the right during periods of nut shortage, to allocate to Owner a pro rata share of nuts in proportion to the normal percentage of nut production purchased by Owner as compared with Mauna Loa’s normal total nut sales as measured in the year immediately preceding the shortage. Owner will pay for these nuts within thirty (30) days after the date of each billing. Interest will accrue against Owner at the rate of One Percent (1%) per month on any unpaid amount.

SECTION 8.

Management Representatives

For convenience of operation hereunder, Owner and Mauna Loa shall each designate one representative to effectuate decisions of their principals and to serve as the channel of communication for disseminating information to and securing necessary action by their principals. Until changed as provided for below, Charles W. Smith and Jerry E. Allen shall be the representatives of IASCO and Mauna Loa. The representative of any party hereto may be changed from time to time by written notice by such party to the other party hereto.

SECTION 9.

Force Majeure

Neither of the parties hereto shall be liable or accountable to the other party for any delay in complying or any failure to comply with any of the terms, provisions or conditions of this Lease in the event that such failure shall have been caused by an act of God, strike, lockout, public enemy, war, civil commotion, riot, condemnation, judicial or governmental order or other requirements of law (such as but not limited to governmental regulations concerning hazards of marketing or consumption of macadamia nuts) or the refusal or failure of any governmental office or officer to grant any permit or order necessary for compliance herewith by either party hereto, nor shall either of the parties hereto be liable or accountable to the other party for any damages arising from any such delay or failure. Owner purchased the premises with an awareness of the natural risks such as but not limited to earthquakes, volcanic eruptions, floods, winds, etc., and the agricultural risks and assumes those risks.

SECTION 10.

Termination

(a)       Mutual Agreement.  This Lease may be terminated, in whole or in part, at any time by the mutual agreement in writing of the parties hereto.

(b)      Insolvency, etc.  Should either party

hereto be declared bankrupt following the filing of a voluntary or involuntary petition, or be declared insolvent, or enter into any composition with creditors, or execute an assignment for the benefit of creditors, or should a receiver or trustee be appointed by any court or governmental agency to administer the affairs or assets of either party hereto, and is not removed within Sixty (60) days of such appointment, the other party hereto at its option may cancel and terminate this Lease upon giving not less than Fifteen (15) days’ written notice to the bankrupt or insolvent party.

(c)       Default.  If either party hereto shall default in the performance of any of its obligations hereunder the other party may, at any time, while such default continues, by written notice specifying such default, demand the performance of such obligations. Upon the failure of the other to cure such default within Thirty (30) days from the date of such demand, this dispute shall be immediately referred to arbitration, pursuant to Section 14, without the Sixty (60) day time restriction specified therein.

(d)      Cross-Default by Owner Under Mortgage or Notes.  This demise is upon the express condition that if Owner shall default in the payment of any monies or the performance or observance of any condition or covenant under either of those promissory note(s), made by Owner in favor of Mauna Loa, dated September 21st, 1981, or that purchase money mortgage, between Owner, as mortgagor, and Mauna Loa, as mortgagee, dated September 21st, 1981, securing said note(s) with Owner’s Land, and Owner fails, within the time period provided in said note(s) or mortgage, if any, to cure such default in all respects, such failure shall constitute and be deemed to be a default under this Lease. In such event, Mauna Loa may at once pursue any of the remedies provided for herein, at law or in equity including, without limitation, cumulatively or in the alternative, its right to: (i) make no further rental payments to Owner unless and until the default is cured; (ii) offset all monies due to holder under either said note(s) or mortgage against said rental payments; and/or (iii) terminate this Lease. Nothing herein shall prevent Mauna Loa from exercising any other right it may have under or with respect to said note(s) and/or mortgage including, without further limitation, the right to accelerate said note(s) or to foreclose said mortgage.

(e)     Destruction or Condemnation.  In the event of the destruction of any or all of the Owner’s Land, Owner shall at Owner’s expense restore the premises to the same condition as prior to the destruction, if it can be reasonably restored. If it cannot be reasonably restored, this Lease shall terminate as to that portion of Owner’s Land. In the event of condemnation, this Lease shall terminate as to the condemned portion and be of no further force or effect, but both Owner and Mauna Loa may pursue their separate rights against the condemning authority.

SECTION 11.

Use of Land

Mauna Loa covenants and warrants unto Owner that Mauna Loa will utilize the Owner’s Land only for the production of macadamia nuts and for no other use whatsoever during the term of this Lease, and will keep all of the Owner’s Land planted with macadamia and windbreak trees during the entire term of this Lease. Provided, however, that Owner may substitute other suitable acreage having grafted macadamia trees of comparable age for portions of the said Five Hundred Seventy Two (572) acres from time to time if the yields are comparable. Owner shall at all times have access to the leased orchards and may have Mauna Loa remove scion wood therefrom, so long as it would not materially damage the trees, for Owner’s use in the State of Hawaii and not for resale or export as scion wood or grafted trees.

SECTION 12.

Waiver

The failure of either party hereto to take advantage of any default or breach of agreement on the part of the other party shall not be construed as a waiver thereof, nor shall any custom or practice which may grow up between the parties in the course of administering this Lease be construed to waive or to lessen the right of either party hereto to insist upon the performance by the other party of any term, provision or condition hereof, or to exercise any rights given it on account of any such default. A waiver by either party hereto of a particular breach or default shall not be deemed to be a waiver of the same or any other subsequent breach or default. The acceptance of payments hereunder shall not be, or be construed to be, a waiver of any breach of any term, provision or condition of this Lease.

SECTION 13.

Assignment

Neither of the parties hereto may assign any of its rights or obligations hereunder to any other person or legal entity without the prior written consent of the other party hereto. Any consent or approval required under this Lease shall not be unreasonably withheld and no charge for the giving of such consent or approval shall be made. This Lease shall bind all successors to the land, if any, of Owner.

SECTION 14.

Arbitration

All claims, demands, disputes, differences, controversies and misunderstandings (hereinafter called “disputes”) arising out of, or in connection with, or in relation to this Lease, shall be submitted to and determined only by an arbitrator selected in the following manner: The parties hereby appoint Bert T. Kobayashi, Sr., Ted Tsukiyama, Harold Nickelsen, Suyeki Okumura and Masato Doi, as qualified arbitrators. Either party may within Sixty (60) days after there has been failure to reach amicable agreement (impasse) with the other party on any such dispute serve written notice on the other party of its election to have the dispute settled by arbitration under this paragraph and with such notice shall strike one (1) name from the panel of arbitrators. The second party shall then by written notice with ten (10) days thereafter to the first party strike a name and this process shall be repeated until only one (1) name is left and that person shall serve as the arbitrator. If any of the five (5) named members of the panel is unable or unwilling to serve as arbitrator the parties may agree upon a substitution. If unable to agree, either party, upon a showing of good cause and notice to the other party, may have the Administrative Judge of the First Judicial Circuit, State of Hawaii, appoint a substitute. Each party shall pay one-half (1/2) of the arbitrator’s fee and expenses and its own fees and expenses. The decision of the Arbitrator so chosen shall be final and binding upon the parties and enforceable in accordance with the provisions of Ch. 658, H.R.S. as it may from time to time be amended.

SECTION 15.

Notices

Any and all notices, demands, or other communications required or desired to be given hereunder by either party shall be in writing and shall be validly given or made to the other party or his authorized representative at the addresses set forth below, if served either personally or if deposited in the mails, certified or registered, postage prepaid first class airmail, return receipt requested or if sent by telex. If such notice, demand or other communication be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication be given by mail, such shall be conclusively deemed given seventy-two (72) hours after deposit thereof in the mails as provided for above. If such notice demand or other communication be given by telex, such shall be conclusively deemed given twenty-four (24) hours after the transmission thereof and receipt of the proper response code as set forth below:

To IASCO:	International Air Service
Company, Ltd.
1710 Gilbreth Road
Burlingame, California 94010
Attention: James C. Jack, Jr.
Telex: 331346
Response Code: IASCO B BRGM

With informational copies to Charles W. Smith, 4476 Kolohala, Honolulu, Hawaii.

To Mauna Loa:	Mauna Loa Macadamia
Nut Corporation
c/o C. Brewer and Company,
Limited
827 Fort Street
Honolulu, Hawaii 96813
Attention: A. Kugle
Telex: 392481
Response Code: CBREW O

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

IN WITNESS WHEREOF, the Owner and Mauna Loa have caused this Lease to be executed by their duly authorized representatives on the day and year first written above.

INTERNATIONAL AIR SERVICE COMPANY, LTD.

By	/s/ [ILLEGIBLE]
Its:	Exec. V.P.

MAUNA LOA MACADAMIA NUT CORPORATION

By	/s/ J Alan Kugle
Its:	Vice President

By	/s/ James G. Higgins
Its:	Secretary

EXCEPTIONS TO TITLE

1.           Real Property Taxes have been fully paid up to and including June 30, 1981.

2.           Reservation in favor of the State of Hawaii of all mineral and metallic mines.

LEGAL DESCRIPTION

LOT B

LAND SITUATED ON THE WESTERLY SIDE OF MAMALAHOA HIGHWAY

AT ILIOKOLOA, KAUHUHUULA, KUMA, HALELUA, WAILOA AND KEAIWA,

KA’U, ISLAND OF HAWAII, HAWAII

BEING THE WHOLE OF ROYAL PATENT 7173,

LAND COMMISSION AWARD 8032, APANA 3 TO AWIHI

ROYAL PATENT 7930,

LAND COMMISSION AWARD 8980, APANAS 1 AND 2 TO KEPIO

ROYAL PATENT 7931,

LAND COMMISSION AWARD 9219, APANAS 1, 2, AND 3 TO KALUA

AND PORTIONS OF GRANTS 2604 AND 2973 TO F. S. LYMAN

ROYAL PATENT 7876,

LAND COMMISSION AWARD 8452, APANA 16 TO A, KEOHOKALOLE,

ROYAL PATENT 7002,

LAND COMMISSION AWARD 7555, APANA 2 TO KAWAA,

AND ROYAL PATENT 6591,

LAND COMMISSION AWARD 10876 to PAAHAO

EXHIBIT “A”

TO

AGRICULTURAL LEASE OF 624

1

Beginning at a 3/8” pipe (found) at the Southeast corner of this parcel of land on the Westerly side of Mamalahoa Highway, the coordinates of which referred to Government Survey Triangulation Station “PUU ULAULA” being 995.88 feet North and 12,956.98 feet West and running by azimuths measured clockwise from true South:

1.	132°	51’		1,906.68	feet along remainder of Grant 2604 to F. S. Lyman;

2.	30°	33’		1,244.97	feet along remainder of Grant 2604 to F. S. Lyman;

3.	18°	16’	30”	414.81

feet along remainder of Grant 2604 to F. S. Lyman to middle of Paauau Stream; thence along middle of Paauau Stream, along the land of Paauau 2nd, along Grant 3533 to Estate of B. P. Bishop for the next nine (9) courses, the direct azimuths and distances between points along said middle of stream being;

4.	136°	41’	15”	37.01	feet along Lot 87 of Pahala Village, 9th Series;

5.	151°	02’	45”	59.12	feet along Lot 86 of Pahala Village, 9th Series;

6.	174°	37’		64.00	feet along Lots 86 and 85 of Pahala Village, 9th Series;

7.	130°	33’	30”	60.21	feet along Lot 85 of Pahala Village, 9th Series;

8.	106°	32’		60.00	feet along Lot 84 of Pahala Village, 9th Series;

9.	130°	04’	30”	36.45	feet along Lot 84 of Pahala Village, 9th Series;

10.	113°	25’	30”	92.83	feet along Lot 83 of Pahala Village, 9th Series;

11.	103°	30’		94.35	feet along Lot 82 of Pahala Village, 9th Series;

2

12.	129°	53’	30”	51.68	feet along Lot 81 of Pahala Village, 9th Series, thence;

13.	162°	46’	30”	746.08	feet along remainder of Grant 2604 to F. S. Lyman;

14.	231°	35’	20”	944.00

feet along remainder of Grant 2604 to F. S. Lyman to the middle of small stream and passing over a pipe (found) at 87.00 feet; thence along middle of small stream, for the next seven (7) courses, the direct azimuths and distances between points along said middle of small stream being;

15.	147°	15’		345.00	feet along remainder of Grant 2604 to F. S. Lyman;

16.	182°	15’		608.54	feet along remainder of Grant 2604 to F. S. Lyman;

17.	175°	25’		630.48	feet along remainders of Grants 2604 and 2973 to F. S. Lyman;

18.	190°	40’		1,064.00	feet along remainders of Grants 2973 and 2604 to F. S. Lyman;

19.	216°	00’		538.00	feet along remainder of Grant 2604 to F. S. Lyman;

20.	173°	30’		452.80	feet along remainder of Grant 2604 to F. S. Lyman;

21.	149°	30’		726.30	feet along remainder of Grant 2604 to F. S. Lyman, thence;

22.	255°	45’		103.89	feet along remainder of Grant 2604 to F. S. Lyman to a pipe;

23.	233°	20’		470.00	feet along remainder of Grant 2604 to F. S. Lyman to a pipe;

24.	225°	15’		237.00	feet along remainder of Grant 2604 to F. S. Lyman to a pipe;

25.	230°	00’		475.00	feet along remainder of Grant 2604 to F. S. Lyman to a pipe;

26.	242°	15’		305.00	feet along remainder of Grant

3

					2604 to F. S. Lyman to a pipe;

27.	288°	30’		160.00	feet along remainder of Grant 2604 to F. S. Lyman to a pipe;

28.	184°	00’		115.00	feet along remainder of Grant 2604 to F. S. Lyman to a pipe;

29.	249°	30’		140.00	feet along remainder of Grant 2604 to F. S. Lyman to a pipe;

30.	270°	30’		330.00

feet along remainder of Grant 2604 to F. S. Lyman to the middle of stream;

thence along middle of stream for the next three (3) courses, the direct azimuths and distances between points along said middle of stream being;

31.	165°	54’		595.60	feet along remainders of Grant 2604 to F. S. Lyman and R. P. 7876, L. C. Aw. 8452, Ap. 16 to A. Keohokalole;

32.	163°	24’		489.10	feet along remainder of R. P. 7876, L. C. Aw. 8452, Ap. 16 to A. Keohokalole;

33.	131°	02’	30”	556.00	feet along remainder of R. P. 7876, L. C. Aw. 8452, Ap. 16 to A. Keohokalole, thence;

34.	193°	09’	15”	1,581.66

feet along remainders of R. P. 7876, L. C. Aw. 8452, Ap. 16 to A. Keohokalole, R. P. 6591, L. C. Aw. 10876 to Paahao and R. P. 7002, L. C. Aw. 7555, Ap. 2 to Kawaa and passing over a pipe (found) at 317.00 feet;

35.	313°	40’	30”	87.56	feet along the Government Land of Kaalaala Makai;

36.	314°	10’	30”	869.90	feet along the Government Land of Kaalaala Makai to an “A” cut (found);

37.	319°	49’		1,645.60	feet along the Government Land

4

					of Kaalaala Makai;

38.	315°	56’	30”	496.30	feet along the Government Land of Kaalaala Makai;

39.	315°	04’	30”	1,487.64	feet along the Government Land of Kaalaala Makai;

40.	30°	16’	30”	123.89	feet along the Westerly side of Mamalahoa Highway; thence along the Westerly side of Mamalahoa Highway, on a curve to the left with a radius of 5,759.65 feet, the chord azimuth and distance being;

41.	25°	55’		875.40	feet, thence;

42.	21°	33”	30”	3,749.19	feet along the Westerly side of Mamalahoa Highway;

43.	111°	33’	30”	10.00	feet along the Westerly side of Mamalahoa Highway;

44.	21°	33’	30”	116.00	feet along the Westerly side of Mamalahoa Highway;

45.	291°	33’	30”	10.00	feet along the Westerly side of Mamalahoa Highway;

46.	21°	33’	30”	1,813.18	feet along the Westerly side of Mamalahoa Highway to the point of beginning and containing an area of 572.40 acres, more or less.

5

PLAT 07
PLAT 08
PLAT 11
PLAT 13
VALLEY ROAD
GRANT
GRANT
HIGHWAY
Gr. 2386
Gr. 1135
Gr. 2386
SEC. 6
3 2037
ADVANCE SHEET
SUBJECT TO CHANGE
ZONE 9
SEC. 6
PLAT 12
CONTAINING PARCELS
Ili of Ili Kokolua - Kaalaala, Kau, Hawaii